UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: July 6, 2009

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01 Other Events.

On June 30, 2009, the U.S. Department of Justice filed a complaint against Science Applications International Corporation relating to the solicitation and award of a task order to provide information technology support services to the National Center for Critical Information Processing and Storage (NCCIPS) run by the Naval Oceanographic Major Shared Resource Center High Performance Computing Center at the Stennis Space Center located in Mississippi. Our company was awarded the task order in April 2004. The complaint alleges that some of our employees inappropriately met with government employees and obtained information not provided to other potential bidders for this work or received it in advance of other bidders giving us an unfair advantage in the bidding process for this task order. In the complaint, the Government seeks approximately $116 million in damages representing the aggregate amount of all payments received by our company under this task order, plus the trebling of such damages plus civil penalties under the False Claims Act.

We have fully cooperated with the Government’s investigation on this matter since the Government first contacted us in September 2006. We also conducted our own thorough internal review of the allegations made by the Government. Based on our internal review and our discussions with the Government, we believe the Government’s claims are without merit and intend to vigorously defend ourselves against the allegations raised in the complaint.

Further, although the Government has brought claims against us under the False Claims Act, the complaint does not allege that our invoices inaccurately reflected the work performed by us or that the Government was not billed in accordance with the terms of the contract or task order. Nor does the complaint allege that we provided the Government with anything but high quality services under the task order. The Government customer recently re-competed this work in an open solicitation and again awarded us a task order to perform this work in January 2008. No inappropriate conduct by us or others has been alleged by the Government in its complaint relating to the solicitation, award or performance of the follow-on task order.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: July 6, 2009	By:	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Executive Vice President
General Counsel and Secretary

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